Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Fleetmatics Group Limited

Fleetmatics (UK) Limited

Fleetmatics Ireland Limited

Fleetmatics Patents Limited

Fleetmatics USA Group Holdings, Inc.

Fleetmatics USA Holdings, Inc.

Fleetmatics USA, LLC

Fleetmatics Australia Pty Limited

Connect2Field Holdings Pty Limited

Connect2Field Licensing Pty Limited

Fleetmatics Pty Limited

Fleetmatics de México S. de R.L. de C.V.

Fleetmatics Insurance Services, LLC

Fleetmatics Italia S.r.l.

KKT S.r.l.

Fleetmatics Netherlands B.V.

Fleetmatics Development Limited

Fleetmatics (France) SAS

Visirun S.p.A.

Visirun Sp. Z.o.o.

Ireland United Kingdom Ireland Ireland United States United States United States Australia Australia Australia Australia Mexico United States Italy Italy Netherlands Ireland France Italy Poland